Exhibit 8.1

KPMG LLP	Telephone	+1 202 533 3000
Washington National Tax	Fax	+1202 533 8500
Suite 12000	Internet	www.us.kpmg.com
1801 K Street, NW
Washington, DC 20006

June 30, 2015

Baxter International Inc.

One Baxter Parkway

Deerfield, IL 60015-4625

RE:	Certain U.S. Federal Income Tax
Consequences of the External Spin-Off

Ladies and Gentlemen,

We have acted as a tax advisor to Baxter International Inc. (“BII”) in connection with the proposed separation of BII’s bioscience business (the “Bioscience Business”) from its medical products business (the “Separation”). BII has requested the opinion of KPMG LLP (“KPMG” or “we”) with respect to certain U.S. federal (“Federal”) income tax consequences of the External Spin-Off (defined below). The Separation will be carried out pursuant to the registration statement of Baxalta Incorporated (“Baxalta”) on Form 10 initially filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2014 (including all amendments and exhibits thereto) (the “Registration Statement”). This letter (the “Tax Opinion”) sets forth our opinion concerning certain Federal income tax consequences of the External Spin-Off.

I.	CERTAIN ASSUMPTIONS AND REPRESENTATIONS

In preparing our Tax Opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants, facts, and information provided by representatives of BII and Baxalta and their subsidiaries and others, including the accuracy and completeness of all of the representations set forth in a letter, of even date herewith, signed by an officer of each of BII and Baxalta, which is attached hereto as an exhibit (the “External Distribution Officer’s Certificate”).

We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants, facts, and information set forth in the following documents (contained in originals or copies, certified or otherwise identified to our satisfaction):

•	the private letter ruling issued to BII by the Internal Revenue Service (the “Service”) regarding certain aspects of the tax-free status of the External Spin-Off, as well as certain other aspects of the Separation (the “IRS Ruling”);

•	the request for private letter rulings submitted by BII to the Service (including any appendix, exhibit, attachment, or supplemental thereto), and all materials subsequently submitted to the Service by or on behalf of BII relating to the Separation, including all supplemental submissions, as modified by the IRS Ruling (the “Ruling Request” and together with the IRS Ruling, the “Ruling Documents”);

•	the Registration Statement and all submissions filed with the SEC related to the Registration Statement;

•	the letter provided by Goldman Sachs & Co., dated as of May 26, 2015, regarding the business purposes for the Separation, including the External Spin-Off;

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International

Cooperative (“KPMG International”), a Swiss entity.

Baxter International Inc.

June 30, 2015

Bioscience Business Separation

•	the form of Tax Matters Agreement, by and among Baxter International Inc. and its Affiliates and Baxalta Incorporated and its Affiliates, attached as Exhibit 10.3 to Amendment No. 2 to the Registration Statement (filed with the SEC on April 10, 2015);

•	the Transaction Documents as defined in the External Distribution Officer’s Certificate; and

•	all other documents and records as we have deemed necessary or appropriate as a basis for the Tax Opinion (collectively with the documents referred to in the preceding bullets and the External Distribution Officer’s Certificate, the “Baxter Documents”).

In rendering the Tax Opinion, we have assumed with your permission each of the following:

•	The statements, representations, warranties, and information set forth in the Baxter Documents and made by representatives of BII and its subsidiaries are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete, and that such representations and covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent, or otherwise.

•	To the extent KPMG has not been provided with the executed version of any Baxter Document, such document was or will be executed in a form that is identical in all material respects to the last draft reviewed by KPMG.

•	The assumptions upon which BII and Baxalta have permitted us to rely, including those listed on Schedule A attached to the External Distribution Officer’s Certificate, are correct.

•	The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us, including in electronic format, as duplicates or copies, and the authenticity of the originals of such latter documents.

II.	THE EXTERNAL SPIN-OFF

The External Spin-Off consists of the following steps:

(i)	The contribution by BII of its Bioscience Business assets to Baxalta in exchange for cash (an amount of cash equal to the cash received, the “Cash Amount”), the assumption by Baxalta of certain liabilities of BII, and Baxalta stock issued or deemed to be issued (the first such contribution, the “Initial Baxalta Contribution,” and any subsequent contributions by BII to Baxalta, the “Subsequent Baxalta Contributions,” and the Initial Baxalta Contribution together with any Subsequent Baxalta Contributions, the “Baxalta Contributions”);

Baxter International Inc.

June 30, 2015

Bioscience Business Separation

(ii)	BII will distribute and/or transfer the Baxalta stock and the Cash Amount to BII’s shareholders and creditors.

a.	The distributions of such Baxalta stock (i) will include an initial distribution by BII of at least 80.1 percent of the Baxalta stock pro rata to the BII shareholders (the “Initial External Distribution”), and (ii) are intended to include distributions and/or transfers within the 18-month period following the Initial External Distribution (the “18-Month Period”) by BII of the remaining Baxalta stock (the “Remainder Stock”) to (A) BII’s shareholders (through the payment of (1) dividends, including regular quarterly dividends (the “Deferred Distributions”), and/or (2) redemptions pursuant to existing, amended or future stock repurchase programs (the “Stock Exchanges”)) and/or (B) BII creditors in their capacity as creditors, including, potentially, with respect to (1) third party BII debt purchased by certain financial institutions, (2) debt issued pursuant to a credit facility executed by BII and certain banks on December 10, 2014, (3) debt held by one or more members of BII’s affiliated group within the meaning of Section 1504(a),[1] without regard to Section 1504(b), and (4) certain amounts transferred to the defined benefit plan of which BII is the sponsor as described in the IRS Ruling (transfers to such defined benefit plan that occur within the 18-Month Period up to the “Pension Plan Amount” as defined in the IRS Ruling the “Pension Plan Transfers,” and together with other transfers to creditors described in (B) above that occur within the 18-Month Period, the “Stock-for-Debt Exchanges,” and the Stock-for-Debt Exchanges together with the Deferred Distributions and Stock Exchanges that occur within the 18-Month Period, the “Subsequent Distributions”). Any Remainder Stock not distributed or transferred pursuant to the Subsequent Distributions will be disposed of by BII no later than five years after the Initial External Distribution (the “Remaining Dispositions”).

b.	The Cash Amount will be distributed and/or transferred, following the Initial Baxalta Contribution and in all events within the 18-Month Period, by BII as specifically described in the IRS Ruling to its (i) shareholders and/or (ii) creditors in their capacity as creditors (the “Cash Amount Purge” and together with the Baxalta Contributions, the Initial External Distribution, and any Subsequent Distributions (the “External Spin-Off”).

[1]	Unless otherwise indicated, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”), or the regulations promulgated or proposed thereunder by the U.S. Department of the Treasury.

Baxter International Inc.

June 30, 2015

Bioscience Business Separation

III.	SCOPE OF THE TAX OPINION

The conclusions set forth in the Tax Opinion are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities. In rendering our advice, we have considered, among other authorities and guidance, the applicable provisions of the Code and the regulations thereunder and judicial and administrative interpretations thereof. These authorities are subject to change or modification retroactively and/or prospectively, and any such changes could affect the correctness of our opinion.

Except as set forth herein, we express no opinions or views regarding the Federal income tax consequences of the External Spin-Off, the Separation, or any other transaction. Any advice in this Tax Opinion is limited to the conclusions specifically set forth herein under the heading “Opinion.” KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically and expressly addressed in this Tax Opinion. Advice relative to tax matters outside the United States is based on tax advice provided by the KPMG International member firm in the particular country and on the relevant tax authorities in that country and is outside the scope of this Tax Opinion.

The advice contained in this Tax Opinion is not binding on the Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. The advice is based on the completeness and accuracy of all of the facts, assumptions, and representations upon which we have relied. Unless separately agreed in writing, we will not update our advice contained in this Tax Opinion for any (i) subsequent changes or modifications to the law, regulations, or to the judicial and administrative interpretations thereof, (ii) correction to the facts or assumptions upon which we have relied in rendering this Tax Opinion, or (iii) new or additional facts or information.

IV.	OPINION

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” it is our opinion that under current U.S. federal income tax law:

1.	The Baxalta Contributions, followed by the Initial External Distribution, any Subsequent Distributions, and/or Remaining Dispositions, will qualify as a reorganization within the meaning of Section 368(a)(1)(D). BII and Baxalta will each be “a party to a reorganization” within the meaning of Section 368(b).

2.	No gain or loss will be recognized by BII on the exchange of property for stock of Baxalta issued or deemed to be issued and the assumption by Baxalta of liabilities of BII in the Baxalta Contributions (Section 357(a); Section 361(a)).

Baxter International Inc.

June 30, 2015

Bioscience Business Separation

3.	Provided that BII distributes or transfers the entire Cash Amount to its shareholders or creditors within the 18-Month Period pursuant to the Cash Amount Purge, BII will recognize no gain or loss on the receipt of the Cash Amount from Baxalta (Section 361(b)(1)(A) and (b)(3)).

4.	No gain or loss will be recognized by Baxalta on the Baxalta Contributions (Section 1032(a)).

5.	No gain or loss will be recognized by BII on the distribution of Baxalta stock to BII shareholders or creditors pursuant to the Initial External Distribution, the Pension Plan Transfers, any Deferred Distributions, or any Stock Exchanges (Section 361(c)).

6.	No gain or loss will be recognized by, and no amount will otherwise be included in the income of, BII’s shareholders upon receipt of the stock of Baxalta with respect to, or in exchange for, BII stock in the Initial External Distribution, any Deferred Distributions, or any Stock Exchanges (Section 355(a)(1)).

7.	A holder of BII stock who receives cash in lieu of a fractional share of Baxalta stock deemed received in the Initial External Distribution will recognize gain or loss measured by the difference between the basis of such fractional share and the amount of cash received therefor (Section 1001).

We hereby consent to the use of our name under the captions “Material U.S. Federal Income Tax Consequences” and “Risk Factors” in the Registration Statement. In providing this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, Pub. L. No. 73-22, 48 Stat. 74, 78 (1933), or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ KPMG LLP
KPMG LLP